Exhibit 99.2

The Redwood Review

Fourth Quarter 2014

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW  | 4TH QUARTER 2014  1

C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements we make regarding our plan to acquire eligible residential loans from Federal Home Loan Bank members through the Federal Home Loan Bank of Chicago’s (FHLBC) mortgage partnership finance program, our expectations regarding the timing for commencing the acquisition program, our statements relating to quantifying the acquisition opportunity, and our hope to explore similar arrangements with other FHLB member banks; (iii) statements we make regarding our captive insurance subsidiary’s membership in the FHLBC, its access to financing in such capacity, and our expectations regarding the amount of financing from the FHLB that will be outstanding during 2015; (iv) statements we make regarding our risk-sharing arrangement with Fannie Mae, including our belief that this arrangement has the potential to enhance the profitability of transacting in conforming loans that we sell to Fannie Mae pursuant to this arrangement, as well as our expectations of entering into additional risk-sharing transactions in 2015; (v) statements we make regarding the outlook for the residential mortgage market, including expectations relating to industry-wide residential loan originations in 2015; (vi) statements related to our residential mortgage banking activities, including our expectations to acquire $8 billion of conforming loans and $7 billion of jumbo loans in 2015, while maintaining loan sale profit margins within our long-term target range of 25-to-50 basis points, and expectations regarding improving investment conditions for MSRs; (vii) statements we make regarding the outlook for our commercial business, including our positioning to benefit from a substantial wave of refinance opportunities set to begin in 2015, industry estimates relating to industry-wide CMBS issuance in 2015, our target to increase total origination activity to $1.5 billion for 2015 at margins averaging 150 basis points, and our expectations with respect to the timing of origination volume during 2015; (viii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including

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C A U T I O N A R Y S T A T E M E N T

the amount of such loans that we identified for purchase during the fourth quarter of 2014 and at December 31, 2014, and statements relating to expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (ix) statements relating to our estimate of our investment capacity (including that we estimate our investment capacity at December 31, 2014 to be approximately $198 million); (x) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2015; and (xi) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $34 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s notice of proposed rulemaking relating to FHLB membership requirements and the potential implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls

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C A U T I O N A R Y S T A T E M E N T

and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We may also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “fourth quarter” refer to the quarter ending December 31, 2014, and references to the “third quarter” refer to the quarter ending September 30, 2014, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share(1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q414	$0.31	$0.19	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28
Q214	$0.18	$0.17	5%	$15.03	$0.28
Q114	$0.14	$0.19	4%	$15.14	$0.28
Q413	$0.29	$0.20	8%	$15.10	$0.28
Q313	$0.25	$0.24	7%	$14.65	$0.28
Q213	$0.71	$0.25	22%	$14.69	$0.28
Q113	$0.69	$0.20	21%	$14.54	$0.28
Q412	$0.50	$0.21	15%	$13.95	$0.25

(1)	REIT taxable income per share for 2014 are estimates until we file tax returns.

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S H A R E H O L D E R L E T T E R

Dear Redwood Shareholders:

Looking back, 2014 proved to be a challenging, yet highly productive year spent further developing and positioning our residential and commercial businesses. Entering 2015, we believe we are well positioned to grow income by generating more fees from loan sales and additional interest income by creating proprietary investments for our portfolio.

In this letter, we will focus on the challenges, milestones, and outlook for each business in 2015. Additionally, in light of the recent high volatility in the interest rate and credit markets, we will discuss our approach to hedging our financial risks and will explain our “back of the envelope” way of measuring the effectiveness of our hedging strategy during the past quarter. The bottom line is that our hedges were effective – they did their job.

To summarize our fourth quarter results, we reported GAAP earnings of $0.31 per share and GAAP book value at December 31, 2014, of $15.05 per share. The Quarterly Overview that follows this letter provides much more detail on the quarterly changes in our earnings and book value.

Residential

Let’s start with our residential business. Plain and simple, 2014 was a tough year for the residential mortgage banking industry. Industry loan origination volumes declined by 39% from 2013 levels, as refinance activity waned and loan sale margins remained under pressure, with the industry adjusting to lower mortgage demand. Additionally, mortgage servicing rights’ (MSRs) values were hit hard towards the end of the year as future prepayment expectations increased due to declining mortgage interest rates.

Despite these headwinds, we made good financial and operational progress in our residential business during 2014. Some of the 2014 residential highlights are:

„

After obtaining GSE approval at the end of 2013, we successfully completed our first year of conforming residential business with acquisition volume of $4.0 billion in 2014. For all of 2014, our combined conforming and jumbo loan acquisition volume was $9.0 billion, a 27% increase from 2013.

„

We entered into two new key business relationships with the Federal Home Loan Bank of Chicago (FHLBC) that should benefit Redwood and also contribute to the Federal Home Loan Bank (FHLB) system’s mission. The first relationship gives us a three-year period during which we will be the sole acquirer of high-balance loans through the FHLBC’s new Mortgage Partnership Finance (MPF) Direct program. There are approximately 750 members of the FHLB system that are eligible to participate in the MPF Direct program and thereby become sellers of high-balance loans to Redwood. In the other relationship, a Redwood subsidiary became a member of the FHLBC, giving it access to collateralized financing for mortgage loans and securities. Using FHLBC financing, this subsidiary can acquire residential mortgage loans to hold as long-term investments and we currently anticipate this subsidiary will have up to $1 billion of financing from the FHLBC outstanding at mid-year 2015.

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S H A R E H O L D E R L E T T E R
„

We entered into our first risk-sharing arrangement with Fannie Mae, which has the potential to enhance our conforming loan profitability through our commitment to absorb up to the first one percent of losses on a designated pool of newly originated loans sold to Fannie Mae.

„

We completed four private label residential mortgage securitization (PLS) transactions, bringing our total completed PLS transactions since April 2010 to 25 transactions, which represents a market-leading 36% market share.

Through the broader seller base and strategic relationships we forged in 2014, our plan for the next few quarters is to continue to gain market share while focusing on increasing the efficiency and operating leverage of our platform. With mortgage rates currently at 18-month lows, we expect refinance activity to provide a modest boost to industry origination volumes. Our expectation is to acquire $8 billion of conforming loans and $7 billion of jumbo loans in 2015, a 67% increase from total 2014 acquisitions. However, our primary focus will be to achieve our maximum purchase volume potential while maintaining loan sale profit margins within our long-term target range of 25-to-50 basis points. With respect to MSRs, while existing MSRs have declined in value as rates have fallen, improved market yield profiles and reduced industry capacity could make this asset class a much more attractive place to deploy capital in the coming quarters.

Commercial

Now let’s transition to our commercial business. Through the first three quarters of 2014, the commercial mortgage-backed securities (CMBS) market was on the upswing, exhibiting strong participation by both institutional triple-A investors as well as subordinate CMBS “B-piece” buyers. During the fourth quarter, market conditions worsened as volatility reigned across global markets. The impact was felt through a sharp reduction of available capital for these CMBS “B-pieces”, pressuring bond credit spreads as well as loan sale executions for senior loan contributors such as Redwood. The result was a negative impact on our commercial operating results in the fourth quarter. Despite this setback, we have distributed our inventory of senior commercial loans originated in the fourth quarter and our balance sheet is ready to take advantage of new commercial opportunities.

Looking back on some of our 2014 commercial accomplishments:

„	We originated and distributed nearly $1 billion of senior loans and originated $50 million of mezzanine and subordinate investments.

„	We generated $13 million of mortgage banking income and $32 million of net interest income.

„	Our credit performance remains strong, with zero delinquencies or credit losses on over $420 million of mezzanine and subordinate investments.

„	We continued to grow our team and expand our market breadth, hiring experienced originators in New York and Los Angeles.

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S H A R E H O L D E R L E T T E R

With additional capacity, a correction in spreads, and a growing market, the commercial team has the tools and momentum for a very successful 2015. Market participants are expecting as much as $120 billion in CMBS issuance in 2015, as compared to $94 billion in 2014, as loans from the 2005-2007 period of record-setting origination volume begin to mature and refinance. The opportunity is particularly robust for Redwood given our approach to credit and risk management, and our ability to offer mezzanine and other forms of subordinate financing. Our primary focus will be to increase total origination activity from $1 billion in 2014 to $1.5 billion in 2015, at margins averaging 150 basis points. We do not expect a linear ramp in originations however, given our historical experience and seasonal factors that impact the pace of industry origination activity.

Financial Risk Management

Over the past few months we have all had a front row seat to the rising global unrest and financial instability that have led to financial market volatility, a strengthening dollar, and widening of fixed income credit spreads. Given the associated sharp and steep decline in U.S. benchmark interest rates, we thought it would be timely for us to comment on our approach to hedging and portfolio risk management.

We take an enterprise-wide view toward financial risk management at Redwood. Simply stated, this means we don’t look at our business risks in isolation, but instead manage our risks across our portfolios and business lines as a whole. Our objective is to manage risks that are a necessary by-product of our business (such as interest rate risk, prepayment risk, and liquidity risk) while assuming those risks that are core to our business model and earnings – e.g., credit risk associated with our residential and commercial mortgage-related investments.

From a tactical standpoint, our approach is to first look at our balance sheet investments, which can move in opposite directions as interest rates change and act as “natural hedges.” An example would be for us to view portfolio investments that typically increase in value as benchmark rates decline as a natural hedge against MSRs that characteristically decline in value in a similar environment. We would also look to derivatives to fill in any gaps or to hedge other risks for which there are no natural offsets. Outside of our investments, we also hedge our interest rate exposure from certain floating-rate long-term debt in order to effectively fix our cost of this capital.

The price movements of some of our hedges impact earnings and book value, while others impact book value only. That’s why we typically communicate our cumulative hedging results through their impact on book value. In the fourth quarter of 2014, our book value per share declined from $15.21 to $15.05 per share. Our net income of $0.31 per share plus the net effect of unrealized market value changes on securities and other items nearly equaled our fourth quarter dividend of $0.28 per share. The remaining $0.15 per share decline represents the change in value of the above-described hedges associated with long-term debt.

We understand that this approach to financial risk management does not protect us from occasional periods of GAAP earnings volatility, and we continue to look for ways to better align

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S H A R E H O L D E R L E T T E R

our GAAP results with the economics of our business. Ultimately, what’s most important to us is that the Redwood team continues to manage these risks appropriately and consistently.

In Closing

While we recognize that recent market conditions have been challenging, we’re keeping the bar high in our efforts to deliver value for you, our shareholders. We believe that our established platforms have positioned us to improve both our operating and financial performance over the course of 2015, and beyond. Our confidence comes from the tremendous team we have in place, and the value they offer to our residential and commercial business counterparties. We recognize that you make our business possible, and we thank you for your continued confidence.

Marty Hughes	Brett D. Nicholas
CEO	President

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Q U A R T E R L Y O V E R V I E W

Fourth Quarter 2014 Results

Highlights

„

We earned $0.31 per share for the fourth quarter of 2014, as compared to $0.50 per share for the third quarter of 2014. Net interest income continued to grow in the fourth quarter, and both our jumbo and conforming residential mortgage banking margins improved. However, net income declined due to lower commercial mortgage banking income, lower MSR valuations, fewer realized gains from sales of securities, and year-end corporate expense adjustments.

„

As discussed in the GAAP Earnings section that follows, our fourth quarter earnings do not fully reflect increases in the value of hedges that offset declines in our MSR valuations. Additionally, our fourth quarter earnings do not include any significant favorable accounting timing differences related to our jumbo loan pipeline such as those that benefited our third quarter 2014 results.

„	Our fourth quarter 2014 results contributed to full year 2014 GAAP earnings of $1.15 per share. Dividends paid to shareholders in 2014 were $1.12 per share.

„

Our GAAP book value per share was $15.05 at December 31, 2014, as compared to $15.21 per share at September 30, 2014. The decline was primarily due to an increase in unrealized losses on interest-rate hedges related to long-term debt.

„	We raised $205 million of long-term convertible debt in the fourth quarter of 2014 to fund new investments.

„

We deployed $159 million of capital in the fourth quarter of 2014, an increase from $154 million in the third quarter of 2014. Two-thirds of the new investments we recorded over these periods were created through our residential and commercial mortgage-banking operations.

„	Total residential jumbo and conforming loan acquisition volume was $2.8 billion for the fourth quarter of 2014, as compared to $3.4 billion for the third quarter of 2014.

„	Commercial loan originations included $326 million of senior loans and $22 million of mezzanine and subordinate loans for the fourth quarter of 2014.

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Q U A R T E R L Y O V E R V I E W

Summary of Financial Results

GAAP Earnings

In the fourth quarter of 2014, we earned $27 million, or $0.31 per share, a decrease from $45 million, or $0.50 per share, in the third quarter of 2014. The following table sets forth the components of Redwood’s GAAP income for the fourth and third quarters of 2014.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	12/31/2014	9/30/2014

Net interest income	41	40

(Provision) reversal of provision for loan losses	(2)	2

Noninterest income

Mortgage banking activities	11	18

MSR income (loss)	(9)	6

Other market valuation adjustments	4	(4)

Realized gains, net	5	9
Total noninterest income, net	11	29

Operating expenses	(26)	(21)

Other income	-	2

Benefit from (provision for) income taxes	3	(5)
GAAP income	$27	$45

GAAP income per share	$0.31	$0.50

„

Net interest income from portfolio investments increased $1 million from the third quarter of 2014. In addition, net interest income from our mortgage banking operations increased as the average balance of loans held for sale was higher than in the third quarter. These increases were partially offset by higher interest expense, resulting from $205 million of new long-term exchangeable debt issued in November 2014.

„

Income from mortgage banking activities (MBA) was $11 million for the fourth quarter of 2014, as compared to $18 million for the third quarter of 2014. Income from residential MBA declined $1 million due to a $0.6 billion seasonal decline in loan purchase volume. Residential loan sale margins improved during the fourth quarter, partially offsetting the decline from lower purchase volume. Commercial MBA represented $5 million of the overall decline. CMBS market conditions became more challenging in the fourth quarter, prompted by a smaller buyer base for subordinate CMBS securities and overall credit spread widening observed throughout the fixed income markets. Additionally, we retained larger subordinate investments than we originally anticipated in certain cases through the process of distributing

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Q U A R T E R L Y O V E R V I E W
our senior loan inventory late in the fourth quarter. This resulted in an additional impact on margins for these loans, and contributed to the overall decline in income from commercial MBA.

„

Early in the first quarter of 2015, commercial loan sale margins appear to be recovering with improved liquidity in the CMBS market. However, industry origination activity has slowed since the fourth quarter, consistent with seasonal patterns for this market. The anticipated seasonal decline in volume will likely factor into our first quarter of 2015 results from commercial MBA.

„

MSR income was negative $9 million for the fourth quarter of 2014. Included in this amount was $6 million of positive fee income received from our servicing portfolio, an increase from the $4 million received in the third quarter. Fee income was more than offset by $15 million of negative market valuation adjustments, resulting from declining interest rates. As highlighted in the Shareholder Letter above, we manage the interest rate risk associated with our MSR portfolio with a combination of derivatives that are marked-to-market through our income statement and other investments that are predominately marked-to-market through our balance sheet.

„

Other market valuation adjustments was $4 million for the fourth quarter of 2014 and includes income from the change in value of derivatives used to hedge a portion of our MSR portfolio. In addition, it includes the change in value of loans held-for-investment and financed with the FHLBC.

„	During the fourth quarter we sold $48 million of securities for a net gain of $4 million, compared with third quarter of 2014 security sales of $456 million for a net gain of $8 million.

„

Operating expenses increased $5 million from the third quarter of 2014 predominately due to an increased variable compensation accrual, as the level of fourth quarter earnings pushed our performance-based annual bonus expense above our full-year estimate at the end of the third quarter of 2014.

„

We recorded a benefit from income taxes of $3 million for the fourth quarter of 2014, due to a net operating loss in the fourth quarter at our taxable subsidiaries where we retain and mark-to-market our MSR investments.

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Q U A R T E R L Y O V E R V I E W

GAAP Book Value

The following table sets forth the changes in Redwood’s GAAP book value per share for the fourth and third quarters of 2014.

Changes in GAAP Book Value Per Share ($ in per share)

	Q4 2014	Q3 2014	Variance

Beginning book value	$15.21	$15.03	$0.18

Net income	0.31	0.50	(0.19)

Change in unrealized gains, net on securities	(0.07)	(0.05)	(0.02)

Change in unrealized losses on derivatives	(0.15)	(0.04)	(0.11)

Other, net	0.03	0.05	(0.02)

Dividends	(0.28)	(0.28)	-
Ending book value	$15.05	$15.21	$(0.16)

GAAP book value per share declined in the fourth quarter despite our earnings more than covering our fourth quarter 2014 dividend paid to shareholders. As previously noted, we hedge our floating rate interest exposure from certain of our long-term debt to fix its cost of capital. Because we do not mark-to-market the liability associated with this debt, there was not a balance sheet offset to the $0.15 per share negative impact of these cash flow hedges on our book value.

The Financial Insights section beginning on page 18 provides additional analysis of the components of our GAAP income and balance sheet.

Residential Business Update

Our residential business completed a significant year of expansion, with increases in purchase volume, loan sellers, and loan distribution channels, as well as an expansion in the types of loan products we acquire. Here are a few highlights from our fourth quarter residential operations:

„

Market volatility and seasonal factors contributed to a $0.6 billion quarterly decline in residential loan acquisition volume. Jumbo loan purchases were $1.5 billion for the fourth quarter, as compared to $1.8 billion for the third quarter of 2014. Conforming loan acquisitions were $1.3 billion for the fourth quarter, as compared to $1.5 billion for the third quarter.

„

Loan sale profit margins (including the impact of hedges and repurchase reserves) increased quarter-over-quarter for both our jumbo and conforming loan products. Our residential mortgage banking income was $10 million for the fourth quarter, a decline of $1 million from the third quarter of 2014.

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Q U A R T E R L Y O V E R V I E W
„	At December 31, 2014, our pipeline of loans identified for purchase was $1.2 billion and included $0.9 billion of jumbo loans and $0.3 billion of conforming loans, unadjusted for fallout expectations.

„	At December 31, 2014, we had 169 loan sellers, up from 152 at the end of the third quarter, and up from 118 at the beginning of 2014.

„

We executed our fourth Sequoia securitization of 2014 in November, and created $26 million of new investments for our portfolios. Complementing our securitization activity, in the fourth quarter our FHLB member subsidiary also financed $355 million of jumbo loans to hold for investment with advances from the FHLBC, investing approximately $57 million of capital in these loans. We completed our first securitization of 2015 in February, a $334 million transaction.

Market Update

Mortgage and treasury rates declined in the fourth quarter, and through mid-February were still lower than at the end of 2014. The 10-year treasury rate declined 32 basis points in the fourth quarter and according to Bankrate, the average 30-year fixed-rate residential mortgage rate was 3.87% in December – an 18-month low. In addition to the interest rate volatility experienced in recent months, the oil price collapse, the slowdown in the global economy and the strengthening of the dollar has added to market uncertainty and weakened credit markets.

While lower rates are good for the housing market over the intermediate term, during the fourth quarter, we observed a sharp correction in the Interest-Only (IO) and MSR markets. As we noted in the Shareholder Letter above, we effectively hedged our exposure to this correction during the fourth quarter. To the extent there is further dislocation in these markets it may present a significant buying opportunity for Redwood if weaker competitors become forced sellers at potentially depressed market levels.

Securitization Market

Total industry-wide private label mortgage securitization volume was $3.8 billion in the fourth quarter, as compared to $3.5 billion for the third quarter of 2014. While volume remained relatively unchanged, the number of issuers increased from five to seven. For the full year of 2014, private label securitization volume declined 39% and the number of issuers declined 19%. Redwood completed one securitization in the fourth quarter and four securitizations for all of 2014, down from 12 for all of 2013. The decline in the industry and Redwood’s issuance volume was due to a strong whole loan bid by the banking industry that resulted in better execution relative to securitization.

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Q U A R T E R L Y O V E R V I E W

Risk-Sharing Initiatives

During the fourth quarter, we completed delivery of $1 billion of conforming loans to Fannie Mae that were part of the broad risk-sharing arrangement we put in place with Fannie Mae in the third quarter of 2014, and recognized our first quarterly income from this arrangement as compensation for assuming this risk. We continue to actively work with both Fannie Mae and Freddie Mac on subsequent risk-sharing transactions and we expect to enter into additional transactions in 2015. In addition, we continue to explore ways to work with other market participants to create innovative risk-sharing solutions that would expand our platform and produce accretive investments for Redwood.

MPF DirectTM

As we noted in the third quarter, we have been working closely with the FHLBC on a pilot program to acquire MPF DirectTM high-balance mortgage loans from targeted members in its district. We expect to purchase our first loans under this program during the first quarter of 2015, and to meaningfully increase the purchase volume from this channel throughout 2015. In addition, once we exit the pilot phase with FHLBC, we hope to explore similar arrangements with other FHLB member banks.

Commercial Business Update

Our commercial mortgage-banking and investments business continued its strong momentum from the third quarter into the fourth quarter of 2014, and we believe it is well positioned to take advantage of the expected increased origination volume over the next three years from a wave of maturing CMBS loans that were originated in the peak CMBS issuance years that started in 2005 and ended in 2007.

Here are a few highlights from our fourth quarter commercial operations:

„

Total commercial loan originations were $348 million for the fourth quarter of 2014, as compared to $366 million for the third quarter of 2014. Our fourth quarter originations included 24 senior loans with an origination value of $326 million, all of which were sold to CMBS trusts as of the end of February 2015. In addition, we originated seven mezzanine loans with an origination balance of $22 million.

„	At December 31, 2014, we had $329 million of commercial loans held-for-investment with a weighted average yield of approximately 10% and a weighted average maturity of over four years.

„

During the fourth quarter, we closed a new commercial warehouse facility, adding $150 million in additional borrowing capacity, bringing our total available capacity to $400 million at December 31, 2014.

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Q U A R T E R L Y O V E R V I E W

Quarterly Investment Activity

Our deployment of capital increased in the fourth quarter of 2014 compared to the prior quarter. The following table details our capital invested for the fourth and third quarters of 2014.

Quarterly Investment Activity ($ in millions)

	Q4 2014	Q3 2014

Residential

Sequoia RMBS	$24	$41

Third-party RMBS	36	2

Less: Short-term debt/Other liabilities	-	(25)
Total RMBS, net	61	18

GSE risk sharing transaction	-	11

Loans, net – FHLB (1)	57	37

MSR investments	19	62
Total residential	137	128

Commercial

Mezzanine loans	22	26

Less: Borrowings	-	-
Total commercial	22	26
Capital invested	$159	$154

(1)	Includes loans pledged to FHLBC and FHLBC stock acquired, less FHLBC borrowings.

Net of financing, we deployed $159 million of capital in the fourth quarter, continuing a strong pace set in the third quarter of 2014. The increase in investment activity reflects a combination of the strong growth in loan purchase volume we have experienced in the past few quarters and growing opportunities to put capital to work. Notable investments in the fourth quarter included $19 million in retained subordinate securities created from the Sequoia securitization we completed during the fourth quarter, $57 million of capital invested in $355 million of loans financed by our FHLB member subsidiary with advances from the FHLBC, and $19 million of investments in MSRs.

Following the end of the fourth quarter of 2014 and through February 17, 2015, we invested net capital of $53 million, including $13 million of securities retained from the Sequoia securitization we completed in February, $6 million of third party subordinate securities, $19 million of capital invested in $103 million of loans financed by our FHLB member subsidiary with advances from the FHLBC, $7 million in MSRs and $8 million in commercial mezzanine loans.

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Q U A R T E R L Y O V E R V I E W

At December 31, 2014, our residential investment portfolio had a market value of $2.1 billion, and included $1.4 billion of securities, $0.6 billion of loans, and $139 million of MSR investments. Included in this portfolio at December 31, 2014 were $94 million of Sequoia senior and IO securities, which are included in our Residential Mortgage Banking segment for financial reporting purposes.

Capital and Liquidity

During the fourth quarter of 2014, we raised $205 million through an offering of exchangeable notes issued by one of our taxable subsidiaries and our FHLB member subsidiary borrowed $292 million of long-term debt from the FHLBC, which together increased our total capital to $2.4 billion at December 31, 2014. Total capital included $1.3 billion of equity capital and $1.1 billion of long term debt, comprised of $140 million of debt due in 2037, $288 million of convertible debt due in 2018, $205 million of exchangeable debt due in 2019, and $496 million of FHLB borrowings with an average maturity of 9.4 years. It did not include $1.1 billion of residential loan warehouse debt, which we primarily use to finance our inventory of residential loans, or $609 million of repurchase financing for securities.

At December 31, 2014, we held $270 million in cash, and our investment capacity (defined as the approximate amount of capital we had readily available for long-term investments) was approximately $198 million.

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F I N A N C I A L I N S I G H T S

GAAP Income

Our consolidated GAAP net income for the fourth quarter of 2014 was $27 million, or $0.31 per diluted common share, as compared to $45 million, or $0.50 per diluted common share, for the third quarter of 2014. The following table presents the GAAP income statements for the fourth and third quarters of 2014.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	12/31/14	9/30/14
Interest income	$56	$53

Net discount (premium) amortization	9	10
Total interest income	65	63

Interest expense	(24)	(23)
Net interest income	41	40

(Provision for) reversal of provision for loan losses	(2)	2

Net interest income after provision	40	42

Noninterest income

Mortgage banking activities	11	18

MSR income (loss)	(9)	6

Other market valuation adjustments	4	(4)

Realized gains, net	5	9
Total noninterest income, net	11	29

Operating expenses	(26)	(21)

Other income	-	2

Benefit from (provision for) income taxes	3	(5)
Net income	$27	$45

Net income per share	$0.31	$0.50

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Net Interest Income

Net interest income was $41 million in the fourth quarter of 2014, an increase of $1 million from the third quarter of 2014. The following table highlights the components of net interest income for the fourth and third quarters of 2014.

Net Interest Income
($ in millions)
	Three Months Ended
	12/31/14	9/30/14

Net interest income by segment

Residential Mortgage Banking	$13	$13

Residential Investments	25	25

Commercial Mortgage Banking and Investments	10	8

Corporate/Other net interest expense (1)	(6)	(5)
Total Net Interest Income	$41	$40

(1)

For the three months ended 12/31/14 and 9/30/14, net interest income from Corporate/Other includes $8 million and $6 million, respectively, of interest expense from long-term debt that is not directly assigned or allocated to any segment and each of these three-month periods includes $1 million of net interest income from legacy Sequoia entities.

Net interest income from our residential mortgage banking operations was unchanged between the third and fourth quarters of 2014. During the fourth quarter, increases to interest income from higher average balances of residential loans held-for-sale were offset by higher average balances of short-term debt used to finance these loans. Although loan acquisition volumes decreased due to seasonal factors in the fourth quarter of 2014, the average balance of residential loans held-for-sale increased 13% to $1.4 billion, with an increase in the average balance of jumbo loans partially offset by a decrease in the average balance of conforming loans. The amount of interest income earned from loans held-for-sale is dependent on many factors, including the amount of loans, the length of time they are on our balance sheet, and their interest rates.

Net interest income from our residential investments segment was also unchaged, as a decrease in interest income due to sales of securities in the third quarter was offset by higher net interest income earned from residential loans held-for-investment and financed through the FHLBC. The average balance of our securities portfolio decreased 21% to $1.1 billion in the fourth quarter of 2014, primarily resulting from the sale of $395 million of securities in the third quarter of 2014. The majority of these securities were financed with short-term debt, which declined at a similar rate. The average yield on our available-for-sale securities increased to 8.6% in the fourth quarter from 8.0% in the third quarter of 2014, primarily resulting from selling securities during the third quarter that had lower average yields than the remainder of

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F I N A N C I A L I N S I G H T S

the portfolio. The average balance of loans held-for-investment and financed by our FHLBC member subsidiary increased to $371 million.

Net interest income from our commercial operations increased in the fourth quarter due to a combination of a higher average balance of loans held-for-sale and from a $1 million prepayment penalty received from a held-for-investment loan.

Mortgage Banking Activities

The following table presents the components of our mortgage banking activities for the fourth and third quarters of 2014.

Mortgage Banking Activities
($ in millions)
	Three Months Ended
	12/31/14	9/30/14

Residential mortgage banking activities

Residential loans	$26	$17

Risk management derivatives	(7)	(4)

Sequoia securities	(9)	(1)
Total residential mortgage banking activities	10	11

Commercial mortgage banking activities

Commercial loans	7	5

Risk management derivatives	(6)	2

Total commercial mortgage banking activities	1	6
Total mortgage banking activities	$11	$18

Income from mortgage banking activities was $11 million for the fourth quarter of 2014, as compared to $18 million in the third quarter of 2014.

Income from residential mortgage banking activities was $10 million in the fourth quarter of 2014, a decline of $1 million from the third quarter of 2014. The decline primarily resulted from a $0.6 billion decrease in loan acquisition volume to $2.8 billion. Margins on residential loans improved during the quarter, partially offsetting the impact of lower volume.

Our commercial operations generated income from mortgage banking activities of $1 million in the fourth quarter of 2014, down from $6 million in the third quarter of 2014. The decrease was primarily due to lower margins experienced in the fourth quarter of 2014 as CMBS market conditions became more challenging. Although we observed lower pricing for commercial securitizations during the fourth quarter, we don’t necessarily expect margins to continue at the average level achieved in the fourth quarter. We originated 24 senior commercial loans totaling $326 million in the fourth quarter of 2014, as compared to 24 senior loans totaling $340 million in the third quarter of 2014.

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F I N A N C I A L I N S I G H T S

MSR Income

Net income from our investment in mortgage servicing rights declined to a loss of $9 million in the fourth quarter of 2014, as compared to $6 million of income in the third quarter of 2014. Fee income generated from MSRs was $6 million for the fourth quarter of 2014, as compared to $4 million in the third quarter, as the aggregate principal amount of loans associated with our servicing rights increased by $1.5 billion to $13.7 billion at December 31, 2014. Market valuation adjustments on MSRs were negative $15 million during the fourth quarter of 2014, as compared to positive $2 million in the third quarter of 2014. The decrease in the market value of MSRs at the end of the fourth quarter primarily resulted from a decline in mortgage interest rates in the fourth quarter.

Other Market Valuation Adjustments

Other market valuation adjustments were positive $4 million for the fourth quarter of 2014, as compared to negative $4 million for the third quarter of 2014. In the fourth quarter of 2014, the adjustments were primarily attributable to interest rate hedging derivatives. In the third quarter of 2014, almost half of the adjustments were attributable to interest rate hedging derivatives, with the remainder primarily resulting from decreases in the market value of trading securities and loans held-for-investment at fair value.

The Residential Investments segment includes fixed-rate securities and residential mortgage loans held-for-investment, which both increase in value as rates decline, and MSRs, which decrease in value as rates decline. Changes in the market values of MSRs, residential loans held-for-investment and the derivatives assigned to this segment are recorded through our income statement, whereas the changes in the market value of securities are recorded through other comprehensive income on our balance sheet.

Realized Gains, Net

In the fourth quarter of 2014, we recognized $5 million of gains primarily related to sales and calls of $48 million of securities in our investment portfolio. In the third quarter of 2014, we recognized $9 million of gains primarily related to sales and calls of $456 million of securities.

Operating Expenses

Operating expenses increased to $26 million in the fourth quarter of 2014, as compared to $21 million in the third quarter of 2014, primarily due to an increase in variable compensation expense. Variable compensation expense is estimated throughout the year with final amounts being determined in the fourth quarter. Quarterly amounts are impacted by the number of eligible employees and our financial results, which improved in the second half of 2014. During 2014, we added 78 employees (net) and had a total of 221 employees at December 31, 2014, as compared to 143 employees at December 31, 2013. Our total variable compensation expense for 2014 was $15 million, a $4 million decrease from $18 million of total variable compensation expense for 2013.

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Provision for Income Taxes

During the fourth quarter of 2014, we recognized a tax benefit of $3 million, as compared to a provision of $5 million in the third quarter. The benefit in the fourth quarter was driven by GAAP losses at our taxable REIT subsidiaries in the fourth quarter of 2014, primarily resulting from negative market valuation adjustments on our MSR investments as well as lower income from mortgage banking activities. See the Taxable Income and Dividends section on page 32 for further information.

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Balance Sheet

The following table shows the components of our balance sheet at December 31, 2014.

Consolidating Balance Sheet (1) December 31, 2014 ($ in millions)

	At Redwood	Consolidated VIEs (2)	Redwood Consolidated

Residential loans	$1,924	$1,474	$3,399
Commercial loans	305	262	567
Real estate securities – Third party	603	222	824
Real estate securities – Sequoia (3)	555	-	555
Mortgage servicing rights	139	-	139
Cash and cash equivalents	270	-	270
Total earning assets	3,796	1,958	5,754

Other assets	154	11	165
Total assets	$3,950	$1,969	$5,919

Short-term debt
Mortgage loan warehouse debt	$1,185	$-	$1,185
Security repurchase facilities	609	-	609
Other liabilities	128	2	129
Asset-backed securities issued	-	1,545	1,545
Long-term debt	1,128	67	1,195
Total liabilities	3,049	1,614	4,663
Stockholders’ equity	901	356	1,256
Total liabilities and equity	$3,950	$1,969	$5,919

(1)

The format of this consolidating balance sheet is provided to more clearly delineate between (i) the $1.9 billion of assets belonging to certain securitization entities (variable interest entities, or VIEs) that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the $1.5 billion of liabilities of these VIEs, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and (ii) the $4.0 billion of assets that are legally ours and the $3.1 billion of liabilities of ours for which there is recourse to us.

(2)

Consolidated VIEs include certain Sequoia securitizations completed prior to 2012 as well as the Residential Resecuritization and Commercial Securitization transactions we completed in 2011 and 2012, respectively, that we are required to consolidate under GAAP. Our estimated GAAP investment in these entities was $356 million at December 31, 2014, representing the difference between the aggregate assets and liabilities of these entities. Legally, we own only the securities and interests that we acquired from these VIEs. Consolidated VIEs also include $67 million of commercial loans and $67 million of secured borrowings associated with commercial A-note loans that were treated as secured borrowings under GAAP.

(3)

Sequoia securitizations completed in 2012 and subsequently are treated as sales for GAAP, and the $555 million of securities we have retained from these transactions are reflected in the “At Redwood” column above in “Real Estate Securities – Sequoia.”

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Residential Loans

The table below details residential loan activity at Redwood during the fourth and third quarters of 2014.

Residential Loans at Redwood
($ in millions)
	Three Months Ended
	12/31/14	9/30/14

Beginning fair value	$1,741	$1,108

Acquisitions	2,756	3,388

Sales	(2,567)	(2,758)

Principal payments	(22)	(10)

Change in fair value, net	17	12
Ending fair value	$1,924	$1,741

Our $1.9 billion of residential loans at Redwood are comprised of loans held-for-sale through our residential mortgage banking segment and loans held-for-investment in our residential investments segment. In our residential mortgage banking segment, at December 31, 2014, we owned $1.3 billion of prime residential loans, including $1.1 billion of jumbo loans and $245 million of conforming loans held-for-sale. These loans included $1.1 billion of 30-year fixed-rate loans, $92 million of 10- to 25-year fixed-rate loans, $82 million of hybrid loans, and $4 million of ARM loans. At December 31, 2014, our pipeline of loans identified for purchase (unadjusted for fallout) included $848 million of jumbo loans and $316 million of conforming loans. See the Residential Mortgage Banking section on page 35 for additional information.

During the fourth quarter of 2014, we transferred $354 million of loans held-for-sale from our residential mortgage banking segment to our residential investments segment and reclassified the loans as held-for-investment. At December 31, 2014, there were $582 million of held-for-investment jumbo loans that were held and financed by our FHLB member subsidiary.

The remainder of our residential loans, totaling $1.5 billion, are held in consolidated Sequoia entities. Our investments in these entities, as estimated for GAAP, totaled $64 million at December 31, 2014. This amount reflects the book value of our retained investments in consolidated Sequoia entities and is based on the difference between the consolidated assets and liabilities of the entities in the aggregate according to their GAAP carrying amounts.

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Commercial Loans

The following table details commercial loan activity during the fourth and third quarters of 2014.

Commercial Loans Three Months Ended December 31, 2014 ($ in millions)

	Senior	A/B Notes	Unsecuritized Mezzanine	Securitized Mezzanine	Total
Beginning carrying value	$105	$71	$118	$205	$498
Originations	326	-	22	-	348
Sales	(271)	-	-	-	(271)
Principal payments/amortization	-	-	(5)	(10)	(15)
Change in fair value, net	7	-	-	-	7
Change in allowance for loan losses	-	-	-	1	1
Ending carrying value	$166	$71	$134	$195	$567

Commercial Loans Three Months Ended September 30, 2014 ($ in millions)

	Senior	A/B Notes	Unsecuritized Mezzanine	Securitized Mezzanine	Total
Beginning carrying value	$51	$71	$92	$255	$469
Originations	340	-	26	-	366
Sales	(291)	-	-	-	(291)
Principal payments/amortization	-	-	-	(51)	(51)
Change in fair value, net	4	-	-	-	4
Change in allowance for loan losses	-	-	-	1	1
Ending carrying value	$105	$71	$118	$205	$498

At December 31, 2014, we owned $567 million of commercial loans, as compared to $498 million of commercial loans at September 30, 2014. During the fourth quarter of 2014, we originated 24 senior loans and sold 18 senior loans. Additionally, we originated seven mezzanine loans during the fourth quarter. See the Commercial Mortgage Banking and Investments section beginning on page 38 for additional information.

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Real Estate Securities

The following table presents the fair value of our residential real estate securities at December 31, 2014. We categorize our Sequoia and third-party securities by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime).

Real Estate Securities (1) December 31, 2014 ($ in millions)
	Sequoia Securities 2012-2014	Third-party Securities			Total Securities	% of Total Securities
		<=2005	2006-2008	2012-2014
Seniors
Prime	$94	$244	$64	$-	$402	29%
Non-prime (2)	-	183	4	-	188	14%
Total seniors	94	427	68	-	589	43%
Re-REMIC	-	60	108	-	168	12%
Subordinates
Mezzanine (3)	372	-	-	77	449	33%
Subordinate	89	55	1	28	173	13%
Prime subordinates	461	55	1	105	622	46%
Total real estate securities	$555	$542	$177	$105	$1,379	100%

(1)

Included in the real estate securities table above are $222 million of senior securities that are included in the Residential Resecuritization that we completed in July 2011. In accordance with GAAP, we account for the resecuritization as a financing even though these securities are owned by the resecuritization entity and are legally not ours. We own only the securities and interests that we acquired from the resecuritization entity, which amounted to $168 million at December 31, 2014. As a result, to adjust at December 31, 2014, for the legal and economic interests that resulted from the resecuritization, total senior securities would be decreased by $222 million to $367 million, prime re-REMIC securities would be increased by $168 million to $336 million, and total real estate securities would be reduced by $54 million to $1.33 billion.

(2)	Non-prime residential senior securities consist of Alt-A senior securities.

(3)	Prime mezzanine includes securities initially rated AA, A, and BBB- and issued in 2012 or later.

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The table below details the change in fair value of real estate securities during the fourth and third quarters of 2014.

Real Estate Securities
($ in millions)
	Three Months Ended
	12/31/14	9/30/14

Beginning fair value	$1,395	$1,845
Acquisitions
Sequoia securities	24	41
Third-party securities	36	2
Sales
Sequoia securities	(3)	(113)
Third-party securities	(44)	(342)
Gain on sale	4	8
Effect of principal payments	(28)	(46)
Change in fair value, net	(5)	1
Ending fair value	$1,379	$1,395

During the fourth quarter of 2014, we acquired $6 million of senior Sequoia securities, $18 million of mezzanine and subordinate Sequoia securities, and $36 million of third-party subordinate securities. During the fourth quarter of 2014, we sold $48 million of securities that resulted in a $4 million gain. Included in these sales were $34 million of third-party senior securities, $10 million of re-REMICs and $3 million of senior Sequoia securities.

At December 31, 2014, residential securities we owned (as a percentage of current market value) consisted of fixed-rate assets (57%), adjustable-rate assets (20%), hybrid assets that reset within the next year (22%), and hybrid assets that reset between 12 and 36 months (1%).

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Mortgage Servicing Rights (MSRs)

The table below details the change in fair value of Redwood’s MSRs during the fourth and third quarters of 2014.

MSRs
($ in millions)
	Three Months Ended
	12/31/14	9/30/14

Beginning fair value	$135	$71
Additions	19	62
Change in fair value, net	(15)	2
Ending fair value	$139	$135

At December 31, 2014, we owned $58 million of jumbo MSR investments and $81 million of conforming MSR investments associated with residential loans that had aggregate principal balances of $6.0 billion and $7.7 billion, respectively. We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

During the fourth quarter of 2014, we added $19 million of MSRs associated with $1.8 billion of residential loans. Included in this amount are $17 million of MSRs acquired through our residential mortgage banking operations and $2 million of bulk-purchased MSRs. The GAAP carrying value, which is the estimated fair value of our MSRs at December 31, 2014, was equal to 1.02% of the aggregate principal balance of the associated residential loans. At December 31, 2014, the 60 day plus delinquency rate of loans associated with our MSR investments was 0.03%.

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Derivatives

The following table presents the fair value and notional value of derivative financial instruments held at December 31, 2014 and September 30, 2014, which are components of other assets and other liabilities on our consolidated balance sheet.

Derivatives ($ in millions)
	12/31/14		9/30/14
	Fair Value (1)	Notional	Fair Value (1)	Notional
Risk management derivatives by segment:
Residential mortgage banking	$(3)	$2,334	$-	$2,529
Residential investments	1	80	1	80
Commercial mortgage banking and investments	1	186	2	155
Loan purchase and forward sale commitments	1	419	1	652
Cash flow hedges on long-term debt	(47)	140	(34)	140
Total derivative financial instruments, net	$(48)	$3,168	$(31)	$3,555

(1)	Fair values presented in this table represent the net value of derivative assets and liabilities associated with each of our segments.

We use derivative financial instruments in part to mitigate the interest rate risk associated with our residential and commercial mortgage banking activities, in addition to the net interest rate exposure within our investment portfolio. Net changes in the fair value of risk management derivatives are reflected in our income statement in Mortgage banking activities for residential and commercial mortgage banking segments and in Other market valuation adjustments for our residential investments segment. The timing of when we enter into and exit these derivatives, and the corresponding levels of benchmark interest rates, has a significant effect on the amount of valuation income or loss recognized.

As part of our residential mortgage banking activities, we enter into agreements to purchase and to sell conforming residential loans. These commitments qualify as derivatives and changes in their fair values are recorded in Mortgage banking activities in our income statement.

Falling benchmark interest rates resulted in a $13 million increase to our derivative liability related to cash flow hedges on our long-term debt. Changes in the fair value of our cash flow hedges were recorded in shareholders’ equity through accumulated other comprehensive income. Our long-term debt is reported at historical cost, and the decline in interest rates in the fourth quarter had no effect on the GAAP reported value of the debt.

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Short-Term Debt

At December 31, 2014, we had short-term residential mortgage warehouse debt outstanding of $1.1 billion, which was used to finance a portion of the $1.3 billion inventory of residential mortgage loans held-for-sale. We also had short-term commercial warehouse debt outstanding of $109 million, of which $50 million was used to finance mezzanine commercial loans held-for-investment and the remainder was used to finance a portion of our senior commercial loans held-for-sale.

At December 31, 2014, we had five uncommitted residential mortgage warehouse facilities with an aggregate borrowing capacity of $1.6 billion, two uncommitted commercial mortgage warehouse facilities primarily for senior loans with aggregate borrowing capacity of $250 million, and one uncommitted commercial warehouse facility for mezzanine subordinate loans with a borrowing capacity of $150 million.

At December 31, 2014, we had short-term debt incurred through securities repurchase facilities of $609 million, which was secured by $762 million of residential securities.

The table below details the activity of short-term debt during the fourth and third quarters of 2014.

Short-Term Debt by Collateral Type
($ in millions)
	Residential Loans		Residential Securities		Commercial Loans
	Q4 2014	Q3 2014	Q4 2014	Q3 2014	Q4 2014	Q3 2014

Beginning balance	$1,188	$852	$647	$854	$53	$12
Borrowings	2,471	2,758	27	256	208	184
Repayments	(2,583)	(2,422)	(65)	(464)	(152)	(195)
LT to ST Debt	-	-	-	-	-	53
Ending balance	$1,076	$1,188	$609	$647	$109	$53

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Long-Term Debt and ABS Issued

In November 2014, RWT Holdings, Inc., a wholly-owned taxable REIT subsidiary of Redwood Trust, Inc., issued $205 million of exchangeable senior notes at a stated interest rate of 5.625% (excluding deferred issuance costs) that are exchangebale for 46.1798 shares of Redwood Trust, Inc. common stock per $1,000 principal amount (equivalent to an exchange price of $21.65 per common share and subject to certain adjustments) on or before their maturity in November 2019.

In addition, at December 31, 2014, we had $288 million of convertible senior notes outstanding at a stated interest rate of 4.625% (excluding deferred issuance costs) that are convertible into 41.1320 shares of common stock per $1,000 principal amount (equivalent to a conversion price of $24.31 per common share and subject to certain adjustments) on or before their maturity in April 2018.

During the third quarter of 2014, our FHLB member subsidiary entered into a borrowing agreement with the FHLBC. Under this agreement, our subsidiary may incur borrowings secured by eligible collateral, including, but not limited to, residential mortgage loans and residential mortgage-backed securities. At December 31, 2014, our subsidiary had $496 million of borrowings outstanding under this agreement with a weighted average interest rate of 0.29% and a weighted average maturity of 9.4 years. Advances under this agreement are charged interest based on a specified margin over the FHLBC’s 13-week discount note rate, which resets every 13 weeks. At December 31, 2014, these advances were secured by residential mortgage loans with a fair value of $580 million.

At December 31, 2014, we had $140 million of other long-term debt outstanding, due in 2037, with a stated interest rate of three-month LIBOR plus 225 basis points (excluding deferred issuance costs). In 2010, we effectively fixed the interest rate on this long-term debt at approximately 6.75% (excluding deferred issuance costs) through interest rate swaps.

At December 31, 2014, we had commercial secured borrowings of $67 million as a result of our requirement under GAAP to classify certain senior commercial loans we originated and sold to third parties as financings and not sales. These secured borrowings are recorded at their fair value, which is equal to the fair value of the associated senior loans that were sold, but remain on our balance sheet in accordance with GAAP.

At December 31, 2014, we had $1.5 billion outstanding of non-recourse, asset-backed debt (ABS) issued at consolidated variable interest entities (VIEs). Included in this amount was $45 million at a stated interest rate of one-month LIBOR plus 200 basis points related to our Residential Resecuritization, $83 million at a stated interest rate of 5.62% (excluding deferred issuance costs) related to our Commercial Securitization, and $1.4 billion at consolidated Sequoia entities.

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Taxable Income and Dividends

Summary

As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview

Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years under the provisions of the Internal Revenue Code applicable to REITs. In November 2014, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2015. In February 2015, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2015, which is payable on March 31, 2015, to shareholders of record on March 17, 2015.

Dividend Distribution Requirement

Our estimated REIT taxable income was $16 million, or $0.19 per share, for the fourth quarter of 2014 and $18 million, or $0.21 per share, for the third quarter of 2014. Additionally, our annual estimated REIT taxable income was $64 million, or $0.76 per share, for 2014. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million REIT net operating loss carry forward (NOL) that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. Our estimated REIT taxable income did not exceed our dividend distributions in 2014; therefore, our entire NOL will likely carry forward into 2015.

Income Tax Characterization of Dividend for Shareholders

Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2014 be taxed at the shareholder level based on our full-year 2014 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect approximately 90% of the dividends we distributed in 2014 to be taxable as ordinary income to shareholders and 10% to be a return of capital, which is generally non-taxable. None of Redwood’s 2014 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our 2014 dividends to shareholders include but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.

(i) For the year ended December 31, 2014, we realized net capital gains of $20 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year

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F I N A N C I A L I N S I G H T S

increased the portion of our 2014 dividends that are characterized as ordinary income to our shareholders. None of our 2014 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.

(ii) Our estimated REIT taxable income for the year ended December 31, 2014 included $7 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $34 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from $59 million at December 31, 2013 and $111 million at December 31, 2012. Even though the impact of realized losses on our current period taxable income is declining, our GAAP earnings, which have provisioned for these losses in prior periods, will likely continue to exceed our REIT taxable income.

GAAP Provision for Income Tax at Taxable REIT Subsidiaries

To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. We recorded a tax benefit of $3 million for the fourth quarter of 2014, as compared to a tax provision of $5 million for the third quarter of 2014. The benefit was primarily due to GAAP loss recorded at our TRS during the fourth quarter of 2014. Our total tax provision of $1 million for 2014 does not reflect the actual amount we expect to pay as income tax expense in 2014, but rather represents a deferred GAAP expense that we expect to pay in future periods, as taxable income is earned at our TRS. A reconciliation of GAAP and taxable income is set forth in Table 2 of the Financial Tables of this Redwood Review. We do not expect to generate excess inclusion income in 2014, but in the event we do, it is our intention to retain it at our TRS and not pass it through to our shareholders.

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B U S I N E S S S E G M E N T S

Summary

We operate our business in three segments: residential mortgage banking, residential investments, and commercial mortgage banking and investments.

The table below presents our consolidated financial results for the fourth quarter of 2014 by presenting the direct contribution of each segment separately. The table also includes a reconciling column labeled “Corporate/Other” that includes the contribution of our legacy consolidated Sequoia Entities, certain long-term debt, and corporate operations not directly attributable to our operating segments. Following the table below are descriptions of each segment along with a summary of activity in each segment. Additional detail on our segments and their results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2014.

Segment Results
Three Months Ended December 31, 2014
($ in millions)
	Residential Mortgage Banking	Residential Investments	Commercial Mortgage Banking and Investments	Corporate/ Other	Total

Interest income	$18	$27	$13	$6	$65
Interest expense	(5)	(3)	(4)	(12)	(24)
Net interest income (expense)	13	25	10	(6)	41
Provision for loan losses	-	-	-	(2)	(2)
Net interest income (expense) after provision	13	25	10	(8)	40
Noninterest income
Mortgage banking activities	10	-	1	-	11
MSR income (loss)	-	(9)	-	-	(9)
Other market valuation adjustments	-	4	-	-	4
Realized gains, net	-	4	-	1	5
Total noninterest income (loss)	10	(1)	1	1	11

Operating expenses	(11)	(1)	(4)	(10)	(26)

Other income	-	-	-	-	-
Benefit from income taxes	1	-	2	-	3
Segment contribution	$13	$22	$9	$(17)

Net income					$27
Additional Information:
Residential loans	$1,343	$582	$-	$1,474	$3,399
Commercial loans	-	-	567	-	567
Real estate securities	94	1,285	-	-	1,379
Mortgage servicing rights	-	139	-	-	139
Total Assets	$1,469	$2,057	$576	$1,817	$5,919

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B U S I N E S S S E G M E N T S

Residential Mortgage Banking

Summary

The Residential Mortgage Banking segment primarily consists of a mortgage loan conduit that acquires residential loans from third-party originators for subsequent sale. The jumbo loans we acquire are typically sold through our Sequoia private-label securitization program or to institutions that acquire pools of whole loans. The conforming loans we acquire are generally sold to Fannie Mae and Freddie Mac (the GSEs). Our residential loan acquisitions are usually made on a flow basis as they are originated by banks or mortgage companies. We occasionally supplement our flow purchases with bulk acquisitions.

This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from IO securities and derivatives used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending sale. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„

During the fourth quarter of 2014, we identified $2.8 billion of loans for purchase and we acquired $2.8 billion of loans, as compared to the third quarter of 2014, when we identified $3.7 billion of loans for purchase and we acquired $3.4 billion of loans.

„

During the fourth quarter of 2014, we completed one prime jumbo securitization totaling $342 million, eight jumbo whole loan sale transactions totaling $776 million, and $1.4 billion of conforming loan sales to the GSEs. During the third quarter of 2014, we completed two prime jumbo securitization totaling $636 million, seven jumbo whole loan sale transactions totaling $699 million, and $1.4 billion of conforming loan sales to the GSEs.

„	In the fourth quarter of 2014, industry-wide private-label jumbo RMBS issuance totaled $3.8 billion, compared to $3.5 billion in the third quarter of 2014, according to Inside Nonconforming Markets.

„

Redwood has sponsored, through its Sequoia platform, $9.8 billion, or 36%, of the $27.2 billion of total private-label RMBS issuance from 2010 through December 31, 2014, as reported by Inside Nonconforming Markets.

„

At December 31, 2014, the fair value of our residential loans held-for-sale was $1.3 billion, a decrease from $1.5 billion at September 30, 2014. At December 31, 2014, our pipeline of residential loans identified for purchase (unadjusted for fallout) was $848 million of jumbo loans and $316 million of conforming loans. At December 31, 2014, IO and senior securities retained from Sequoia securitizations totaled $94 million at this segment.

„

Our group of residential loan sellers, which are third parties that are approved to sell jumbo and conforming loans to us, increased to a total of 169 at December 31, 2014, from 152 at September 30, 2014.

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B U S I N E S S S E G M E N T S

Residential Investments

Summary

The Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties. This segment also includes residential loans held-for-investment and financed by our FHLB member-subsidiary and mortgage servicing rights (MSRs) associated with residential loans we have sold and MSRs purchased from third parties.

This segment’s main source of revenue is net interest income from portfolio securities and loans held-for-investment, as well as income from MSRs. Additionally, this segment may realize gains upon the sale of securities. Funding expenses, hedging expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„

At December 31, 2014, the fair value of the securities in the residential investments segment totaled $1.3 billion, consisting of $308 million in prime senior securities, $188 million in non-prime senior securities, $168 million in re-REMIC securities, $449 million in mezzanine securities, and $173 million in subordinate securities. The amortized cost of our available-for-sale securities, which accounted for all but $18 million of securities (held as trading securities) in this segment, was 75% of face value and the fair value was 88% of face value at December 31, 2014.

„

We financed our holdings of residential securities through a combination of short-term debt secured by securities, our Residential Resecuritization, long-term debt and equity capital. During the fourth quarter of 2014, average short-term debt secured by securities was $623 million and the average asset-backed securities outstanding in the Residential Resecuritization was $49 million.

„

During the fourth quarter of 2014, we sponsored one Sequoia securitization and retained $19 million of mezzanine and subordinate securities and $2 million of MSR investments. The senior securities retained from this securitization are included in the Residential Mortgage Banking segment. At December 31, 2014, retained investments acquired from Sequoia securitizations totaled $555 million, including $94 million of senior IO securities, $372 million of mezzanine securities, $89 million of subordinate securities, and $9 million of MSRs.

„	Information on the residential securities we own is set forth in Tables 5 through 7 in the Appendix.

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B U S I N E S S S E G M E N T S

Residential Investments (continued)

The following table presents information on the residential securities included in our residential investments segment at December 31, 2014. For GAAP, we account for the large majority of these securities as available-for-sale (AFS) and the others as trading securities, and in both cases the securities are reported at their estimated fair value.

Residential Securities
December 31, 2014
($ in millions)
	Senior			Subordinate
	Prime	Non-prime	Re-REMIC	Mezzanine	Subordinate	Total

Available-for-sale securities
Current face	$312	$196	$195	$474	$268	$1,445
Credit reserve	(4)	(10)	(15)	-	(42)	(70)
Net unamortized discount	(35)	(31)	(80)	(40)	(110)	(296)
Amortized cost	273	155	100	434	116	1,079

Unrealized gains	36	25	68	15	48	192
Unrealized losses	(1)	-	-	(1)	(1)	(3)

Trading securities	-	8	-	-	10	18
Fair value of residential securities	$308	$188	$168	$449	$173	$1,285

Residential Loans Held-for-Investment

During the fourth quarter of 2014, we transferred $354 million of held-for-sale loans from our residential mortgage banking segment to our the residential investment segment and reclassified the loans as held-for-investment. At December 31, 2014, held-for-investment loans with a fair-value of $582 million were held at this segment and were financed with $496 million of FHLB borrowings.

Investments in MSRs

In the fourth quarter of 2014, Redwood’s investments in MSRs increased to $139 million, as we added $19 million of MSRs associated with $1.8 billion aggregate principal amount of residential loans and recognized market valuation adjustments of negative $15 million. At December 31, 2014 the value of loans associated with our investment in MSRs was $13.7 billion and the GAAP carrying value of our MSRs was equal to 1.02% of the principal balance of the associated residential loans.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments

Summary

The Commercial Mortgage Banking and Investments segment consists primarily of a mortgage loan conduit that originates senior commercial loans for subsequent sale to third-party CMBS sponsors or other investors. This segment also provides other forms of commercial real estate financing directly to borrowers that may include mezzanine loans, subordinate mortgage loans, and other forms of financing. We typically hold the mezzanine and other subordinate loans we originate in our commercial investment portfolio.

This segment’s main sources of revenue are mortgage banking income, which includes valuation increases (or gains) on the sale of senior commercial loans and associated hedges, and net interest income from mezzanine or subordinate loans held in our investment portfolio. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„	Income from commercial mortgage banking activities was $1 million in the fourth quarter of 2014, as compared to $6 million in the third quarter of 2014.

„

During the fourth quarter of 2014, we originated and funded 24 senior commercial loans for $326 million, and sold 18 senior loans totaling $271 million. This compares to the third quarter of 2014 when we originated and funded 24 senior loans for $340 million, and sold 24 senior loans totaling $291 million.

„	At December 31, 2014, we had 13 senior commercial loans held-for-sale with a carrying value of $166 million.

„

At December 31, 2014, we had $71 million of commercial loans at fair value classified as held-for-investment. Of these loans, $67 million of A-notes were sold to third-parties but did not meet the sale criteria under GAAP, and remain on our balance sheet. As a result, we also recorded secured borrowings of $67 million, which are also carried at fair value. Our investment in the B-notes related to these loan sales was $5 million at December 31, 2014.

„

During the fourth quarter of 2014, we originated seven commercial mezzanine and subordinate loans for $22 million, compared to five mezzanine loans for $26 million in the third quarter of 2014. At December 31, 2014, our unsecuritized and securitized portfolios of commercial mezzanine and subordinate loans held-for-investment were $134 million and $195 million, respectively.

„

At December 31, 2014, commercial loans held-for-investment had an outstanding principal balance of $342 million (excluding A-notes), unamortized discount of $5 million, an allowance for loan losses of $7 million, and a carrying value of $329 million.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments (continued)

„

On average, our commercial mezzanine loans held-for-investment have a maturity of more than four years, an unlevered yield of approximately 10% per annum before credit costs, a loan-to-value ratio of 74% at origination, and a debt service coverage ratio at origination of 1.30x based on underwritten cash flows at origination.

„

At December 31, 2014, we had one loan with a carrying value of $25 million on our watch list. The loan is current and we currently expect to receive all amounts due according to the contractual terms of the loan.

The following table and charts provide information on our commercial mezzanine loan portfolio as of December 31, 2014.

Commercial Mezzanine Loans at Redwood
December 31, 2014
Property Type	Number of Loans	Original Weighted Average DSCR (1)	Original Weighted Average LTV (2)	Average Loan Size ($ in millions)

Multifamily	26	1.32x	79%	$4

Hospitality	10	1.42x	63%	8

Office	10	1.22x	76%	8

Retail	8	1.17x	76%	7

Self Storage	3	1.39x	75%	6

Industrial	3	1.41x	73%	2
Total portfolio	60	1.30x	74%	$6

(1)

The debt service coverage ratio (DSCR) is defined as the property’s annual net operating income divided by the annual principal and interest payments. The weighted average DSCRs in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s operating income.

(2)	The loan-to-value (LTV) calculation is defined as the sum of the senior and all subordinate loan amounts divided by the value of the property at the time the loan was originated.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments (continued)

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R E D W O O D’ S B U S I N E S S S T R A T E G Y

Redwood’s Business Strategy

Redwood is focused on investing in mortgage- and other real estate-related assets and engaging in residential and commercial mortgage banking activities. Our business has evolved substantially since the onset of the financial crisis, driven in part, by our desire to build a franchise with a value-producing business model positioned to capitalize on the evolution of the mortgage finance markets. Specifically, we strive to be highly competitive in a post-crisis era of greater regulatory and capital requirements for all mortgage market participants, particularly for more heavily regulated banks. We have invested in and expanded our residential and commercial operating platforms to act as intermediaries between borrowers and investors in the mortgage capital markets, with the shared goal of creating our own steady sources of attractive investments and fee-generating opportunities. We believe that our business activities, as outlined below, take advantage of the strength of our balance sheet and the talents and extensive relationships of the professionals who make up our residential and commercial teams.

Our residential business activities have been driven by our expectation that large bank originators with excess liquidity would be more likely to retain their jumbo residential loan production for their own investment portfolios rather than sell those loans to aggregators such as Redwood. Therefore, our primary focus has been on purchasing loans from smaller bank and non-bank originators. Since mid-2010, we have acquired prime, jumbo mortgages and the related mortgage servicing rights from these sellers and distributed those loans through private-label securitizations and whole-loan bulk-sales. In order to further leverage our platform and to participate in risk-sharing transactions contemplated under Fannie Mae and Freddie Mac reform proposals, in late 2013 we entered the conforming segment of the residential market (defined as loans eligible for sale to these government sponsored enterprises) and we began to acquire conforming loans and the related servicing rights from many of our existing jumbo loan sellers and new conforming-only loan sellers. Conforming loans we acquire are generally sold in bulk to Fannie Mae or Freddie Mac. In addition, in mid-2014, we established a new subsidiary that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and can access attractive long-term financing from the FHLBC for residential mortgage loans. This subsidiary acquires residential mortgage loans to hold as long-term investments.

Our commercial business activities have been driven by our expectation that a significant wave of commercial loan refinancing demand would result from the pre-financial crisis era of high-leverage lending. In 2010, we identified an immediate need for mezzanine capital that could bridge the gap between commercial borrowers’ funding needs and what traditional senior lenders would provide in refinancing transactions. We subsequently positioned our platform to become an originator of senior commercial loans, offering value through greater flexibility and certainty of execution for borrowers. We are now a nationally recognized originator of commercial loans, generally retaining the mezzanine and subordinate loans we originate as long-term investments and selling senior loans we originate into the CMBS market.

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R E D W O O D’ S B U S I N E S S S T R A T E G Y

Redwood Trust is structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, which are generally tax advantaged and created through our residential and commercial business activities or purchased through the mortgage capital markets. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes and, therefore, can generally retain earnings and reinvest the cash flows back into our business.

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G L O S S A R Y

A-NOTES

A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing, such as B-Notes, and mezzanine financing. See B-Notes and Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM)

Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

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G L O S S A R Y

B-NOTES

B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN

A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

FALLOUT

The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB

Financial Accounting Standards Board.

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G L O S S A R Y

FHFA

The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC

The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT

A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP

Generally Accepted Accounting Principles in the United States.

GOVERNMENT SPONSORED ENTERPRISE (GSE)

A government sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

INVESTMENT CAPACITY

The amount of capacity we estimate that we have to invest in new assets. Our estimate of our investment capacity takes into account, among other things, cash on hand, cash we estimate we could raise by prudently increasing short-term borrowings, and cash needed to cover short-term operations, working capital, and a liquidity cushion.

JUMBO LOAN

A jumbo loan is a mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

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G L O S S A R Y

LEVERAGE RATIOS

Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt to equity. The former calculation includes the consolidated ABS issued from certain Sequoia securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 3: Book Value and Financial Ratios in the Appendix section.

LOAN PURCHASE COMMITMENT

A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities. Our loan purchase commitment for a non-conforming loan does not qualify as a derivative in accordance with GAAP and is not recorded as an asset or liability.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)

Market valuation adjustments (“MVAs”) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

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G L O S S A R Y

MEZZANINE LOAN

A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES

Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR)

A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds MSRs relating to residential mortgage loans, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

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G L O S S A R Y

PREFERRED EQUITY

A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high loan-to-value ratios.

PRINCIPAL-ONLY SECURITIES (POs)

Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a string of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 4 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an

THE REDWOOD REVIEW  | 4TH QUARTER 2014  49

G L O S S A R Y

operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)

Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is pretax income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income). A reconciliation of REIT taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

REMIC

A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

RE-REMIC SECURITY

A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION

A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE)

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity.

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G L O S S A R Y

SENIOR SECURITIES

Generally, senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the interest-only securities (“IOs”).

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. We may issue these or other forms of short term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in loans and securities.

SUBORDINATE DEBT INVESTMENTS

Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

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G L O S S A R Y

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is pre-tax income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA)

A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

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Financial Tables

Fourth Quarter 2014

Redwood Trust

53

Table 1: GAAP Earnings (in thousands, except per share data)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	2012 Q4	Twelve Months 2014	Twelve Months 2013
Interest income	$56,029	$53,324	$48,347	$45,144	$48,331	$50,139	$51,195	$47,361	$48,025	$202,844	$197,026
Discount amortization on securities, net	10,061	10,890	10,586	11,298	10,311	8,785	8,153	7,672	7,103	42,835	34,921
Premium amortization expense on loans	(839)	(863)	(940)	(967)	(1,150)	(1,504)	(1,629)	(1,508)	(1,731)	(3,609)	(5,791)
Total interest income	65,251	63,351	57,993	55,475	57,492	57,420	57,719	53,525	53,397	242,070	226,156

Interest expense on short-term debt	(8,581)	(8,441)	(5,142)	(3,826)	(3,715)	(5,227)	(4,686)	(3,808)	(2,526)	(25,990)	(17,436)

Interest expense on ABS	(5,796)	(6,718)	(7,024)	(7,288)	(7,697)	(8,183)	(8,724)	(9,345)	(15,051)	(26,826)	(33,949)
ABS issuance expense amortization	(470)	(593)	(630)	(633)	(737)	(811)	(882)	(985)	(915)	(2,326)	(3,415)
ABS interest rate agreement expense	(32)	(32)	(39)	(61)	(62)	(62)	(68)	(87)	(11,561)	(164)	(279)
ABS issuance premium amortization expense	(467)	(495)	(490)	(459)	(407)	(548)	(576)	(542)	(412)	(1,911)	(2,073)
Total ABS expense consolidated from trusts (1)	(6,765)	(7,838)	(8,183)	(8,441)	(8,903)	(9,604)	(10,250)	(10,959)	(27,939)	(31,227)	(39,716)

Interest expense on long-term debt	(8,557)	(7,071)	(7,826)	(6,792)	(6,910)	(6,894)	(6,480)	(3,535)	(2,451)	(30,246)	(23,819)
Total interest expense	(23,903)	(23,350)	(21,151)	(19,059)	(19,528)	(21,725)	(21,416)	(18,302)	(32,916)	(87,463)	(80,971)

Net interest income	41,348	40,001	36,842	36,416	37,964	35,695	36,303	35,223	20,481	154,607	145,185
(Provision for) reversal of provision for loan losses – Residential	(1,562)	708	604	(628)	(3,374)	(883)	4,163	(1,354)	(1,074)	(878)	(1,448)
(Provision for) reversal of provision for loan losses – Commercial	(27)	888	(289)	(655)	(869)	(844)	(891)	(685)	(2,320)	(83)	(3,289)
Net interest income after provision	39,759	41,597	37,157	35,133	33,721	33,968	39,575	33,184	17,087	153,646	140,448

Noninterest income
Mortgage banking activities, net	10,988	17,872	6,310	(232)	16,932	(8,698)	48,723	45,537	21,765	34,938	102,494
MSR income (loss), net	(8,911)	5,821	(1,777)	606	5,628	3,113	10,547	1,021	(479)	(4,261)	20,309
Other market valuation adjustments, net	3,819	(3,706)	(4,121)	(6,138)	390	462	(6,258)	(303)	1,941	(10,146)	(5,709)
Realized gains on sales, net (2)	4,639	8,070	1,063	106	1,935	10,469	223	12,266	20,336	13,878	24,893
Realized gains on calls, net	151	462	-	987	33	-	333	-	29	1,600	366
Realized gains, net	4,790	8,532	1,063	1,093	1,968	10,469	556	12,266	20,365	15,478	25,259
Total noninterest income (loss), net	10,686	28,519	1,475	(4,671)	24,918	5,346	53,568	58,521	43,592	36,009	142,353

Fixed compensation expense	(7,948)	(7,445)	(6,872)	(6,792)	(5,750)	(5,808)	(6,080)	(5,636)	(4,275)	(29,057)	(23,274)
Variable compensation expense	(6,462)	(2,418)	(3,021)	(2,731)	(3,908)	(5,621)	(3,961)	(4,836)	(5,475)	(14,632)	(18,326)
Equity compensation expense	(2,335)	(2,261)	(2,824)	(2,330)	(2,196)	(1,997)	(3,396)	(2,487)	(2,499)	(9,750)	(10,076)
Severance expense	(5)	(4)	(222)	-	-	(445)	(3,366)	(68)	-	(231)	(3,879)
Other operating expense	(9,712)	(9,278)	(9,343)	(8,120)	(7,816)	(8,449)	(7,627)	(7,160)	(6,176)	(36,453)	(31,052)
Total operating expenses	(26,462)	(21,406)	(22,282)	(19,973)	(19,670)	(22,320)	(24,430)	(20,187)	(18,425)	(90,123)	(86,607)

Other income (expense), net	181	1,600	-	-	(12,000)	-	-	-	-	1,781	(12,000)

Benefit from (provision for) income taxes	2,959	(5,213)	(333)	1,843	(1,835)	4,935	(3,140)	(10,908)	(176)	(744)	(10,948)
Net income	$27,123	$45,097	$16,017	$12,332	$25,134	$21,929	$65,573	$60,610	$42,078	$100,569	$173,246

Diluted average shares	85,384	96,956	85,033	84,941	84,395	84,422	96,172	87,345	82,498	85,099	93,695
Net income per share	$0.31	$0.50	$0.18	$0.14	$0.29	$0.25	$0.71	$0.69	$0.50	$1.15	$1.94

(1)

Interest expense on ABS issued for the fourth quarter of 2012 includes accelerated recognition of $11 million of deferred hedging costs relating to Acacia entities upon deconsolidation of these entities.

(2)	Realized gains on sales, net includes $15 million of gains related to the deconsolidation of certain Sequoia and Acacia entities during the fourth quarter of 2012.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 1: GAAP Earnings 54

Table 2: Taxable and GAAP Income (1) Differences and Dividends (in thousands, except per share data)

	Estimated Twelve Months 2014 (2)			Actual Twelve Months 2013 (2)			Actual Twelve Months 2012 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$206,147	$242,070	$(35,923)	$209,317	$226,156	$(16,839)	$160,737	$231,384	$(70,647)
Interest expense	(74,727)	(87,463)	12,736	(55,099)	(80,971)	25,872	(26,187)	(120,705)	94,518
Net interest income	131,420	154,607	(23,187)	154,218	145,185	9,033	134,550	110,679	23,871
Provision for loan losses	-	(961)	961	-	(4,737)	4,737	-	(3,648)	3,648
Realized credit losses	(6,930)	-	(6,930)	(12,911)	-	(12,911)	(25,609)	-	(25,609)
Mortgage banking activities, net	11,252	34,938	(23,686)	19,526	102,494	(82,968)	(127)	36,593	(36,720)
MSR income, net	15,763	(4,261)	20,024	8,218	20,309	(12,091)	623	(1,391)	2,014
Other market valuation adjustments, net	-	(10,146)	10,146	-	(5,709)	5,709	-	1,539	(1,539)
Operating expenses	(97,583)	(90,123)	(7,460)	(79,361)	(86,607)	7,246	(56,430)	(65,633)	9,203
Other income (expense), net	(8,219)	1,781	(10,000)	-	(12,000)	12,000	-	-	-
Realized gains, net	-	15,478	(15,478)	-	25,259	(25,259)	-	54,921	(54,921)
(Provision for) benefit from income taxes	(132)	(744)	612	(283)	(10,948)	10,665	(93)	(1,291)	1,198
Income	$45,571	$100,569	$(54,998)	$89,407	$173,246	$(83,839)	$52,914	$131,769	$(78,855)

REIT taxable income	$63,578			$72,429			$60,541
Taxable (loss) income at taxable subsidiaries	(18,007)			16,978			(7,627)
Taxable income	$45,571			$89,407			$52,914

Shares used for taxable EPS calculation	83,443			82,505			81,716
REIT taxable income per share (3)	$0.76			$0.88			$0.75
Taxable income (loss) per share at taxable subsidiaries	$(0.22)			$0.21			$(0.09)
Taxable income per share (3)	$0.55			$1.09			$0.66

Dividends
Dividends declared	$92,935			$92,005			$80,134
Dividends per share (4)	$1.12			$1.12			$1.00

(1)	Taxable income for 2014 is an estimate until we file our tax returns for this year.
(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.
(3)

REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)

Dividends in 2014 are expected be be characterized as 90% ordinary income, or $84 million, and 10% return of capital, or $9 million. Dividends in 2013 were characterized as 89% ordinary income, or $82 million, and 11% return of capital, or $10 million. Dividends in 2012 were characterized as 77% ordinary income, or $62 million, and 23% return of capital, or $18 million. The portion of Redwood’s dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder’s basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 2: Taxable and GAAP Income Differences and Dividends 55

Table 3: Book Value and Financial Ratios ($ in millions, except per share data)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	2012 Q4
Short-term debt	$1,794	$1,888	$1,719	$1,288	$863	$838	$1,446	$721	$552
Long-term debt	1,128	631	480	479	476	472	444	444	140
Long-term debt-Commercial secured borrowing	67	66	67	35	-	-	-	-	-
Total debt at Redwood	$2,989	$2,585	$2,266	$1,802	$1,339	$1,310	$1,890	$1,165	$692

ABS issued at consolidated entities
Residential Resecuritization ABS issued	45	57	70	82	95	112	134	149	165
Commercial Securitization ABS issued	83	115	145	148	154	159	160	160	172
Legacy Sequoia entities ABS issued	1,417	1,485	1,554	1,624	1,694	1,791	1,921	2,056	2,193
Legacy Acacia entities ABS issued	-	-	-	-	-	-	-	-	-
Total ABS issued	1,545	1,657	1,769	1,854	1,943	2,062	2,214	2,365	2,530

Consolidated GAAP Debt	$4,534	$4,242	$4,035	$3,656	$3,282	$3,372	$4,104	$3,529	$3,222

Stockholders’ equity	$1,256	$1,267	$1,249	$1,251	$1,246	$1,207	$1,209	$1,188	$1,140

Debt at Redwood to stockholders’ equity (1)	2.3x	2.0x	1.8x	1.4x	1.1x	1.1x	1.6x	1.0x	0.6x

Consolidated GAAP debt to stockholders’ equity	3.6x	3.4x	3.2x	2.9x	2.6x	2.8x	3.4x	3.0x	2.8x

Shares outstanding at period end (in thousands)	83,443	83,284	83,080	82,620	82,505	82,389	82,332	81,706	81,716

Book value per share	$15.05	$15.21	$15.03	$15.14	$15.10	$14.65	$14.69	$14.54	$13.95

(1)

Excludes obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-note loans sold that were treated as secured borrowings under GAAP.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 3: Book Value and Financial Ratios 56

Table 4: Yields and Profitability Ratios (1) ($ in thousands)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	2012 Q4	Twelve Months 2014	Twelve Months 2013
Interest income	$65,251	$63,351	$57,993	$55,475	$57,492	$57,420	$57,719	$53,525	$53,397	$242,070	$226,156

Average consolidated earning assets	$5,557,837	$5,354,090	$4,883,555	$4,558,020	$4,482,980	$4,808,815	$4,858,695	$4,569,121	$4,856,538	$5,091,842	$4,680,020
Asset yield	4.70%	4.73%	4.75%	4.87%	5.13%	4.78%	4.75%	4.69%	4.40%	4.75%	4.83%

Interest expense	$(23,903)	$(23,350)	$(21,151)	$(19,059)	$(19,528)	$(21,725)	$(21,416)	$(18,302)	$(32,916)	$(87,463)	$(80,971)
Average consolidated interest-bearing liabilities	$4,322,907	$4,133,152	$3,654,609	$3,361,509	$3,333,438	$3,710,613	$3,747,078	$3,494,668	$3,727,576	$3,869,361	$3,571,389
Cost of funds	2.21%	2.26%	2.31%	2.27%	2.34%	2.34%	2.29%	2.09%	3.53%	2.26%	2.27%

Asset yield	4.70%	4.73%	4.75%	4.87%	5.13%	4.78%	4.75%	4.69%	4.40%	4.75%	4.83%
Cost of funds	(2.21%)	(2.26%)	(2.31%)	(2.27%)	(2.34%)	(2.34%)	(2.29%)	(2.09%)	(3.53%)	(2.26%)	(2.27%)
Interest rate spread	2.48%	2.47%	2.44%	2.60%	2.79%	2.43%	2.47%	2.59%	0.87%	2.49%	2.57%

Net interest income	$41,348	$40,001	$36,842	$36,416	$37,964	$35,695	$36,303	$35,223	$20,481	$154,607	$145,185
Average consolidated earning assets	$5,557,837	$5,354,090	$4,883,555	$4,558,020	$4,482,980	$4,808,815	$4,858,695	$4,569,121	$4,856,538	$5,091,842	$4,680,020
Net interest margin	2.98%	2.99%	3.02%	3.20%	3.39%	2.97%	2.99%	3.08%	1.69%	3.04%	3.10%

Operating expenses	$(26,462)	$(21,406)	$(22,282)	$(19,973)	$(19,670)	$(22,320)	$(24,430)	$(20,187)	$(18,425)	$(90,123)	$(86,607)

Average total assets	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,090,253	$5,356,839	$4,904,878
Average total equity	$1,259,581	$1,254,352	$1,245,346	$1,243,006	$1,217,273	$1,217,418	$1,204,807	$1,161,546	$1,088,565	$1,250,627	$1,200,461

Operating expenses / net interest income	64.00%	53.51%	60.48%	54.85%	51.81%	62.53%	67.29%	57.31%	89.96%	58.29%	59.65%
Operating expenses / average total assets	1.81%	1.52%	1.73%	1.67%	1.68%	1.78%	1.91%	1.67%	1.45%	1.68%	1.77%
Operating expenses / average total equity	8.40%	6.83%	7.16%	6.43%	6.46%	7.33%	8.11%	6.95%	6.77%	7.21%	7.21%

GAAP net income	$27,123	$45,097	$16,017	$12,332	$25,134	$21,929	$65,573	$60,610	$42,078	$100,569	$173,246
GAAP net income / average total assets	1.85%	3.20%	1.25%	1.03%	2.15%	1.75%	5.14%	5.03%	3.31%	1.88%	3.53%
GAAP net income / average equity (GAAP ROE)	8.61%	14.38%	5.14%	3.97%	8.26%	7.21%	21.77%	20.87%	15.46%	8.04%	14.43%

(1)	All percentages in this table are shown on an annualized basis.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 4: Yields and Profitability Ratios 57

Table 5: Average Balance Sheet ($ in thousands)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	2012 Q4	Twelve Months 2014	Twelve Months 2013
Real estate assets
Residential loans, held-for-sale, at fair value	$1,433,059	$1,268,231	$739,934	$518,054	$554,467	$860,923	$1,060,347	$818,950	$418,722	$993,089	$823,049
Residential loans, held-for-investment (1)	1,496,685	1,570,425	1,642,410	1,711,438	1,793,535	1,910,814	2,043,820	2,177,315	2,751,130	1,604,556	1,980,127
Residential loans, held-for-investment, at fair value	370,886	100,409	-	-	-	-	-	-	-	118,792	-
Commercial loans, held-for-sale	214,110	170,156	75,449	68,169	73,204	67,999	50,366	49,061	6,886	132,475	60,245
Commercial loans, held-for-investment, at fair value	70,663	71,205	69,565	20,626	-	-	-	-	-	58,188	-
Commercial loans, held-for-investment, at amortized cost	322,723	349,288	343,815	343,705	346,333	347,633	332,113	319,760	296,990	339,851	336,563
Senior residential securities
Prime	388,577	611,211	835,987	725,551	586,675	440,616	453,230	416,774	427,149	639,329	474,697
Non-prime	164,940	169,741	171,033	174,811	178,994	187,724	227,295	235,583	243,336	170,103	207,190
Total senior residential securities	553,517	780,952	1,007,020	900,362	765,669	628,340	680,525	652,357	670,485	809,432	681,887
Residential Re-REMIC securities	106,433	114,433	115,746	109,753	102,836	101,808	100,824	99,769	99,088	111,590	101,319
Subordinate residential securities
Prime	521,647	532,881	530,273	509,906	492,708	440,235	320,490	218,477	153,223	523,734	368,927
Non-prime	-	-	-	-	-	1,286	2,051	2,064	3,783	-	1,344
Total subordinate residential securities	521,647	532,881	530,273	509,906	492,708	441,521	322,541	220,541	157,006	523,734	370,271
Other Securities	-	-	-	-	-	-	-	766	2,158	-	189
Earning assets at Acacia	-	-	-	-	-	-	-	-	171,650	-	-
Mortgage servicing rights	134,438	81,968	65,705	62,943	60,822	55,622	31,318	10,299	4,867	86,447	39,698
Total real estate assets	5,224,161	5,039,948	4,589,917	4,244,956	4,189,574	4,414,660	4,621,854	4,348,818	4,578,982	4,778,154	4,393,348
Cash and cash equivalents	182,372	151,447	131,557	159,089	167,453	274,657	96,998	77,911	177,555	156,167	154,829
Earning assets	5,406,533	5,191,395	4,721,474	4,404,045	4,357,027	4,689,317	4,718,852	4,426,729	4,756,537	4,934,321	4,548,177
Balance sheet mark-to-market adjustments	151,304	162,695	162,081	153,975	125,953	119,498	139,843	142,392	100,001	157,521	131,843
Earning assets-reported value	5,557,837	5,354,090	4,883,555	4,558,020	4,482,980	4,808,815	4,858,695	4,569,121	4,856,538	5,091,842	4,680,020
Other assets	291,019	277,331	257,377	233,492	199,008	201,964	245,117	254,200	233,715	264,997	224,858
Total assets	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,090,253	$5,356,839	$4,904,878

Short-term debt	$1,868,906	$1,873,704	$1,329,568	$1,006,349	$893,481	$1,150,917	$1,053,610	$854,238	$539,579	$1,522,966	$988,616
Residential Resecuritization ABS issued	48,687	60,932	73,617	85,236	99,940	118,338	138,817	153,487	168,634	67,001	127,473
Commercial Securitization ABS issued	85,089	123,012	142,400	144,936	150,716	155,661	155,812	163,409	61,830	123,693	156,362
Consolidated Sequoia ABS issued	1,437,258	1,507,998	1,577,888	1,644,626	1,722,583	1,835,401	1,965,149	2,099,041	2,661,564	1,541,281	1,904,320
Acacia ABS issued	-	-	-	-	-	-	-	-	154,617	-	-
Other liabilities	266,368	243,917	240,977	186,997	131,277	82,748	151,927	167,107	274,112	234,808	133,028
Other long-term debt	882,967	567,506	531,136	480,362	466,718	450,296	433,690	224,493	141,352	616,463	394,618
Total liabilities	4,589,275	4,377,069	3,895,586	3,548,506	3,464,715	3,793,361	3,899,005	3,661,775	4,001,688	4,106,212	3,704,417
Total equity	1,259,581	1,254,352	1,245,346	1,243,006	1,217,273	1,217,418	1,204,807	1,161,546	1,088,565	1,250,627	1,200,461
Total liabilities and equity	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,090,253	$5,356,839	$4,904,878

(1)	Residential loans, held-for-investment is comprised of loans held in consolidated Sequoia entities.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 5: Average Balance Sheet 58

Table 6: Balances and Yields by Securities Portfolio (1) ($ in thousands)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3		2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3
Residential Prime Senior							Residential Prime Subordinate
Principal balance	$317,626	$366,122	$772,127	$703,977	$670,051	$379,598	Principal balance	$751,591	$693,770	$721,267	$700,081	$709,629	$664,597
Unamortized discount	(34,833)	(41,242)	(36,853)	(42,255)	(44,133)	(47,000)	Unamortized discount	(151,042)	(143,184)	(139,890)	(135,877)	(136,643)	(122,631)
Credit reserve	(3,660)	(4,082)	(5,476)	(6,815)	(10,144)	(12,964)	Credit reserve	(40,858)	(42,662)	(49,597)	(55,874)	(61,643)	(76,080)
Unrealized gains, net	34,682	41,307	44,329	44,879	46,532	44,188	Unrealized gains, net	61,308	57,099	48,598	34,377	19,526	16,778
Interest-only securities	87,800	97,321	96,894	106,228	110,505	117,443	Interest-only securities	293	289	279	194	206	252
Fair value	$401,615	$459,426	$871,021	$806,014	$772,811	$481,265	Fair value	$621,292	$565,312	$580,657	$542,901	$531,075	$482,916

Average amortized cost	$388,577	$611,211	$835,987	$725,551	$586,675	$440,616	Mezzanine
Interest income	$10,434	$13,229	$15,080	$14,640	$13,230	$12,639	Average amortized cost	$408,600	$421,111	$415,418	$399,134	$382,348	$336,781
Annualized yield	10.74%	8.66%	7.22%	8.07%	9.02%	11.47%	Interest income	$5,092	$5,308	$5,325	$5,127	$4,810	$4,153
							Annualized yield	4.98%	5.04%	5.13%	5.14%	5.03%	4.93%
Residential Non-Prime Senior
Principal balance	$196,258	$202,811	$209,967	$212,629	$218,603	$225,649	Subordinate
Unamortized discount	(31,491)	(33,675)	(36,387)	(36,867)	(36,882)	(40,243)	Average amortized cost	$113,047	$111,770	$114,855	$110,772	$110,360	$103,454
Credit reserve	(9,644)	(9,894)	(9,697)	(11,625)	(13,840)	(12,813)	Interest income	$4,387	$4,101	$4,082	$4,140	$4,535	$4,370
Unrealized gains, net	24,621	26,980	28,373	28,860	25,505	poKey1151	Annualized yield	15.52%	14.68%	14.22%	14.95%	16.44%	16.90%
Interest-only securities	7,951	7,758	8,380	8,729	9,070	8,864
Fair value	$187,695	$193,980	$200,636	$201,726	$202,456	$204,018	Residential Non-Prime Subordinate

							Principal balance	$11,910	$11,891	$11,925	$11,991	$12,021	$12,054
Average amortized cost	$164,940	$169,741	$171,033	$174,811	$178,994	$187,724	Unamortized discount	(11,207)	(11,207)	(11,207)	(11,207)	(11,207)	(11,240)
Interest income	$4,370	$4,507	$4,404	$4,388	$4,589	$4,789	Credit reserve	(703)	(684)	(718)	(784)	(814)	(814)
Annualized yield	10.60%	10.62%	10.30%	10.04%	10.26%	10.20%	Unrealized gains, net	281	150	157	159	143	133
							Fair value	$281	$150	$157	$159	$143	$133

Residential Re-REMIC
Principal balance	$195,098	$206,212	$223,389	$223,709	$214,046	$214,660	Average amortized cost	$-	$-	$-	$-	$-	$1,286
Unamortized discount	(79,611)	(80,986)	(89,089)	(87,910)	(80,188)	(78,789)	Interest income	$26	$34	$49	$39	$40	$124
Credit reserve	(15,202)	(16,553)	(17,788)	(20,590)	(30,429)	(33,621)	Annualized yield	N/A	N/A	N/A	N/A	N/A	38.57%
Unrealized gains, net	68,062	67,444	76,084	76,999	72,947	54,096
Fair value	$168,347	$176,117	$192,596	$192,208	$176,376	$156,346

Average amortized cost	$106,433	$114,433	$115,746	$109,753	$102,836	$101,808
Interest income	$4,122	$4,278	$4,231	$4,096	$3,883	$3,574
Annualized yield	15.49%	14.95%	14.62%	14.93%	15.10%	14.04%

(1)

Annualized yields for AFS portfolios are based on average amortized cost. Cash flows from many of our subordinate securities can be volatile and in certain cases (e.g., when the fair value of certain securities are close to zero) any interest income earned can result in unusually high reported yields that are not sustainable and not necessarily meaningful.

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 6: Balances and Yields by Securities Portfolio 59

Table 7: Securities and Loans Portfolio Activity ($ in thousands)

	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3		2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3
Residential Prime Senior							Residential Loans at Redwood
Beginning fair value	$459,426	$871,021	$806,014	$772,811	$481,265	$533,750	Beginning carrying value	$1,741,080	$1,107,877	$774,936	$404,267	$727,879	$1,221,098
Acquisitions	5,918	3,522	111,520	63,889	318,983	112,644	Acquisitions	2,755,689	3,388,328	1,790,909	1,092,971	658,806	1,294,372
Sales	(33,752)	(380,112)	(321)	-	(13,036)	(137,807)	Sales	(2,567,113)	(2,757,955)	(1,466,955)	(722,403)	(979,661)	(1,771,726)
Effect of principal payments	(16,922)	(34,879)	(41,144)	(29,307)	(26,055)	(24,159)	Principal repayments	(22,467)	(9,779)	(5,006)	(7,025)	(9,511)	(4,190)
Change in fair value, net	(13,055)	(126)	(5,048)	(1,379)	11,654	(3,163)	Changes in fair value, net	16,998	12,609	13,993	7,126	6,754	(11,675)
Ending fair value	$401,615	$459,426	$871,021	$806,014	$772,811	$481,265	Ending fair value	$1,924,187	$1,741,080	$1,107,877	$774,936	$404,267	$727,879

Residential Non-Prime Senior							Residential Loans at Consolidated Sequoia Entities
Beginning fair value	$193,980	$200,636	$201,726	$202,456	$204,018	$242,212	Beginning carrying value	$1,546,507	$1,616,504	$1,689,994	$1,762,167	$1,864,652	$1,998,177
Acquisitions	-	(31)	3,613	-	-	-	Principal repayments	(69,325)	(67,025)	(71,903)	(70,649)	(97,231)	(130,766)
Sales	-	-	-	-	-	(31,725)	Charge-Offs	2,133	1,354	994	484	1,163	818
Effect of principal payments	(6,066)	(6,495)	(5,593)	(5,294)	(6,145)	(7,969)	Transfers to REO	(2,338)	(3,988)	(2,094)	(267)	(1,692)	(1,052)
Change in fair value, net	(219)	(130)	890	4,564	4,583	1,500	Loan loss (provision) reversal	(1,562)	708	605	(628)	(3,374)	(883)
Ending fair value	$187,695	$193,980	$200,636	$201,726	$202,456	$204,018	Discount amortization, net	(1,029)	(1,046)	(1,092)	(1,113)	(1,351)	(1,642)

							Ending carrying value	$1,474,386	$1,546,507	$1,616,504	$1,689,994	$1,762,167	$1,864,652

Residential Re-REMIC
Beginning fair value	$176,117	$192,596	$192,208	$176,376	$156,346	$154,167	Commercial Loans—HFS
Acquisitions	-	-	-	10,200	-	-	Beginning carrying value	$104,709	$50,848	$77,155	$89,111	$27,413	$149,470
Sales	(10,060)	(9,458)	-	-	-	-	Originations	325,970	340,200	148,915	88,415	242,345	112,991
Effect of principal payments	(66)	-	-	-	-	-	Sales	(271,260)	(290,561)	(180,652)	(65,336)	(186,443)	(238,102)
Change in fair value, net	2,356	(7,021)	388	5,632	20,030	2,179	Principal repayments	(329)	(83)	(83)	(87)	(72)	(109)
Ending fair value	$168,347	$176,117	$192,596	$192,208	$176,376	$156,346	Transfers to HFI	-	-	-	(37,631)	-	-

							Changes in fair value, net	7,144	4,305	5,513	2,683	5,868	3,163
Residential Prime Subordinate							Ending carrying value	$166,234	$104,709	$50,848	$77,155	$89,111	$27,413

Beginning fair value	$565,312	$580,657	$542,901	$531,075	$482,916	$381,985
Acquisitions	54,722	39,330	26,361	-	49,437	110,213	Commercial Loans—HFI
Sales	-	(58,273)	-	-	(1,095)	-	Beginning carrying value	$393,288	$417,918	$414,120	$343,344	$352,440	$345,354
Effect of principal payments	(4,564)	(5,075)	(4,587)	(3,351)	(4,409)	(5,481)	Originations	21,870	26,140	5,993	32,998	2,700	8,532
Change in fair value, net	5,822	8,673	15,982	15,177	4,226	(3,801)	Sales	-	-	-	-	-	-
Ending fair value	$621,292	$565,312	$580,657	$542,901	$531,075	$482,916	Principal repayments	(15,323)	(51,422)	(4,017)	(284)	(11,128)	(740)

							Transfers from HFS	-	-	-	37,631
Residential Non-Prime Subordinate							Provision for loan losses	(27)	888	(289)	(655)	(869)	(844)
Beginning fair value	$150	$157	$159	$143	$133	$2,191	Discount/fee amortization	191	184	152	145	201	138
Acquisitions	-	-	-	-	-	-	Changes in fair value, net	694	(420)	1,959	941	-	-
Sales	-	-	-	-	-	(2,185)	Ending carrying value	$400,693	$393,288	$417,918	$414,120	$343,344	$352,440

Effect of principal payments	(4)	(7)	(9)	(5)	(5)	(16)
Change in fair value, net	135	-	7	21	15	143
Ending fair value	$281	$150	$157	$159	$143	$133

THE REDWOOD REVIEW | 4TH QUARTER 2014	Table 7: Securities and Loans Portfolio Activity 60

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS:

Marty Hughes

Chief Executive Officer

Brett D. Nicholas

President

Fred J. Matera

Chief Investment Officer

Christopher J. Abate

Chief Financial Officer

Andrew P. Stone

General Counsel

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300

Mill Valley, California 94941

Telephone: (415) 389-7373

COLORADO OFFICE:

8310 South Valley Highway, Suite 425

Englewood, Colorado 80112

NEW YORK OFFICE:

1114 Avenue of the Americas, Suite 2810

New York, New York 10036

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440

Chicago, IL 60606

STOCK LISTING:

The Company’s common stock is traded

on the New York Stock Exchange under

the symbol RWT

TRANSFER AGENT:

Computershare Trust Company, N.A.

2 North LaSalle Street

Chicago, IL 60602

Telephone: (888) 472-1955

DIRECTORS:

Richard D. Baum

Chairman of the Board

Former Chief Deputy Insurance Commissioner for the State of California

Douglas B. Hansen

Vice-Chairman of the Board

Private Investor

Mariann Byerwalter

Chairman, SRI International

Chairman, JDN Corporate Advisory LLC

Marty Hughes

Chief Executive Officer

Greg H. Kubicek

President, The Holt Group, Inc.

Karen R. Pallotta

Owner, KRP Advisory Services, LLC

Jeffrey T. Pero

Retired Partner, Latham & Watkins LLP

Georganne C. Proctor

Former Chief Financial Officer, TIAA-CREF

Charles J. Toeniskoetter

Chairman, Toeniskoetter Development, Inc.

Chairman & CEO, Toeniskoetter Construction, Inc.

INVESTOR RELATIONS:

Mike McMahon

Managing Director

Investor Relations Hotline: (866) 269-4976

Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at www.redwoodtrust.com